Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-1698
LEVI STRAUSS & CO. ELECTS ROBERT ECKERT TO ITS BOARD
SAN FRANCISCO (May 14, 2010) — Levi Strauss & Co. (LS&Co.) today announced the election of Robert Eckert, chairman and CEO of Mattel, Inc., to its board of directors effective May 10.
“Bob is a highly experienced senior executive who understands the dynamics of building global consumer brands and creating cultures that are driven to win in the marketplace,” said LS&Co. Chairman Richard Kauffman. “He is known for his high standard of integrity, his collaborative leadership style and his decisiveness in driving businesses to successful results. Bob will bring great experience and valuable perspectives to the Levi Strauss & Co. board of directors.”
Eckert, 55, joined Mattel, Inc., as chairman and CEO in 2000. Since then, he has led the company through a major turnaround. Under his leadership, the company has substantially improved earnings and the stock price has doubled. Before joining Mattel, Eckert held numerous senior leadership positions at Kraft Foods, where he reinvented and grew several of the company’s iconic food brands. He earned his B.S. in Business Administration at the University of Arizona and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.
“I am honored to join the Levi Strauss & Co. board of directors,” said Eckert. “The Levi’s® brand is one of the world’s great, iconic consumer brands and a clear industry leader. The company is pursuing a global strategic growth plan and is poised for an exciting period of renewal. I look forward to contributing my experience and perspectives on building brands globally as this multi-year plan unfolds.”
Levi Strauss & Co. is one of the world’s largest branded apparel companies and the global leader in jeanswear, marketing its products in more than 110 countries worldwide. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers® and Signature by Levi Strauss & Co.™ brands. Levi Strauss & Co. reported fiscal 2009 net revenues of $4.1 billion. For more information, go to http://levistrauss.com.
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